                                                                    EXHIBIT 99.1

[Emerson LOGO]
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                               NEWS & INFORMATION

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FOR:      EMERSON RADIO CORP.
          9 Entin Road
          Parsippany, NJ 07054-0430

CONTACT:  EMERSON RADIO CORP.           OR:       INVESTOR RELATIONS:
          Guy A. Paglinco                         Robert Maffei
          Vice President,                         Investor Relations Manager
          Chief Financial Officer                 (973) 428-2098
          (973) 428-2085

                                                  EPOCH FINANCIAL GROUP, INC.
                                                  Victor Thompson or
                                                  Todd Atenhan
                                                  (888) 917-5105

Tuesday, February 14, 2006

                              FOR IMMEDIATE RELEASE

EMERSON RADIO ANNOUNCES FISCAL 2006 THIRD QUARTER FINANCIAL RESULTS

EARNINGS PER SHARE FOR THREE AND NINE MONTHS ENDING DECEMBER 31, 2005 FROM CONTINUING AND DISCONTINUED OPERATIONS WERE $0.05 AND $0.58 PER SHARE

                  COURT DISMISSES 2003 SECURITIES CLASS ACTION

PARSIPPANY, NJ, February 14, 2006 -- Emerson Radio Corp. (AMEX:MSN) today reported consolidated financial results for the quarter ended December 31, 2005 (third quarter of fiscal 2006).

Earnings per share for the December 2005 quarter from continuing operations totaled $.05 per share as compared to $0.11 in the prior year. Earnings per share for the nine month period were $0.10 per share as compared to $0.22 per share for the prior year. Continued and discontinued operations totaled $0.05 and $0.58 per share for the three and nine months ended December 31, 2005, respectively.

Net Revenues for the third quarter of fiscal 2006 decreased by 4.8% to $76.5 million from $80.3 million for the third quarter of fiscal 2005 and increased by 2.5% to $192.7 million for the nine month period ended December 31, 2005 from $188.1 million. Despite strong themed product sales, there was a decrease in net revenues for the quarter primarily resulting from a decrease in sales of Emerson(R) branded audio products, combined with a decrease in licensing revenues. For the nine month period, the increase was attributable to increased themed product sales offset by reductions in traditional Emerson(R) branded audio product sales and licensing revenues. Gross margins decreased to 12.8% from 13.4% and to 13.0% from 14.9% for the three and nine months ended December 31, 2005 as compared to the same periods in the prior year. Decreased margins in both periods were the result of sales of lower margin products partially due to a special holiday promotion which was completed in the December quarter, and decreased licensing revenues.


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Emerson Radio News Release                                                Page 2

Geoffrey P. Jurick, Chairman & Chief Executive Officer of Emerson Radio, stated, "Our revenues for the quarter were mixed and, while the results concerning our Nickelodeon(TM) brand of products were very strong, we experienced a softness of demand in our existing audio category as we transition along with the industry to the world of digital format. We believe that the introduction of our iPod(R) compatible line of products, along with new and innovative youth oriented products will reverse the softness in sales of traditional audio products. Our microwave category continues to gain market share, and we expect this trend to continue through the remainder of our fiscal year and the first half of fiscal 2007."

Mr. Jurick continued, "Emerson's balance sheet, with its strong cash position, coupled with our $45 million banking facility puts Emerson in a very strong position to move forward".

Mr. Jurick commented, "During the December quarter, we accomplished several important goals: the completion of our $45 million credit facility with Wachovia Bank; the extension of our Funai licensing agreement to December 2007; the dismissal of the Class Action Litigation that started in 2003; the introduction of our line of iPod(R) compatible products; and the completion of an agreement to lease warehouse space which is anticipated to have future cost savings. We expect revenues on a full year basis for fiscal 2006 to approximate those of fiscal 2005. We also expect our licensing revenues to stabilize and improve in the future with increased introductions of LCD and Plasma TV's and related products by our licensee as these products move into the price range of an Emerson consumer. In an effort to remain a household name brand in the consumer electronics marketplace, Emerson spent in excess of $1.9 million in marketing, promotion and advertising costs for the nine months ending December 31, 2005. In summary, we see the present and upcoming fiscal years as a transition period during which the Company moves toward the introduction of new products through the iPod(R) compatible, LCD and Plasma categories."

For the past two years, Emerson has been defending a consolidated putative class action suit captioned In Re Emerson Radio Corp. Securities Litigation, filed in the United States District Court for the District of New Jersey ("the Class Action Litigation"). By a recent Opinion and Order, the Court granted the defendants' motion to dismiss the complaint in the Class Action Litigation without prejudice and granted the plaintiffs leave to amend their pleading consistent with the Court's Opinion and Order.

During the quarter ended December 31, 2005, Mr. Jurick completed the sale of 10 million shares of Emerson's common stock to a subsidiary of the Grande Holdings Limited. The Company expects that the relationship with Grande will evolve into a strong strategic partnership.

This release also contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company's outlook for fourth quarter revenues and revenues generated by the Company's iPod(R) compatible product line. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company's reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

iPod is a trademark of Apple Computer, Inc. registered in the U.S. and other countries.


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Emerson Radio News Release                                                Page 3


                      EMERSON RADIO CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            Three Months Ended                          Nine Months Ended
                                                            ------------------                          -----------------
                                                     December 31,          December 31,         December 31,        December 31,
                                                        2005                  2004                 2005                2004
NET REVENUES                                      $       76,514        $       80,345        $     192,737     $      188,051
                                                 -------------------   -------------------   ----------------  ---------------------

COSTS AND EXPENSES:
   Cost of sales                                          66,555                69,607              167,577            160,010

   Other operating costs and expenses                      1,823                 1,127                4,663              4,057

   Selling, general and administrative expenses            5,588                 4,621               14,810             13,626
   Acquisition costs recovered
                                                             ---                   (29)                 ---               (204)
   Stock based compensation                                   90                    68                  260                168
                                                 -------------------   -------------------   ----------------  ---------------------
                                                          74,056                75,394              187,310            177,657
                                                 -------------------   -------------------   ----------------  ---------------------

OPERATING  INCOME                                          2,458                 4,951                5,427             10,394

 Interest expense, net                                       370                   400                  976                964

                                                 -------------------   -------------------   ----------------  ---------------------
INCOME BEFORE INCOME TAXES AND DISCONTINUED
  OPERATIONS                                               2,088                 4,551                4,451              9,430

   Provision (benefit) for income taxes                      693                 1,632                1,638              3,590
                                                 -------------------   -------------------   ----------------  ---------------------
INCOME FROM CONTINUING OPERATIONS                          1,395                 2,919                2,813              5,840
Income (loss) from discontinued operations,
  net of tax                                                 ---                (1,014)                 271                 31

   Gain on sale of Sport Supply Group, Inc
     net of tax                                              ---                   ---               12,646                ---
                                                 -------------------   -------------------   ----------------  ---------------------
INCOME (LOSS) FROM DISCONTINUED OPERATIONS                   ---                (1,014)              12,917                 31
                                                 -------------------   -------------------   ----------------  ---------------------
NET INCOME                                        $        1,395        $        1,905        $      15,730     $        5,871
                                                 ===================   ===================   ================  =====================

BASIC NET INCOME (LOSS) PER SHARE

   Continuing operations                          $         0.05       $          0.11        $        0.10     $         0.22
   Discontinued operations
                                                             ---                 (0.04)                0.48               0.00
                                                 -------------------   -------------------   ----------------  ---------------------
                                                  $         0.05       $          0.07        $        0.58     $         0.22
                                                 ===================   ===================   ================  =====================

DILUTED NET INCOME (LOSS) PER SHARE

   Continuing operations                          $         0.05       $          0.11        $        0.10     $         0.22
   Discontinued operations                                   ---                 (0.04)                0.48               0.00
                                                 -------------------   -------------------   ----------------  ---------------------
                                                  $         0.05       $          0.07        $        0.58     $         0.22
                                                 ===================   ===================   ================  =====================

WEIGHTED AVERAGE SHARES OUTSTANDING
   Basic                                                  27,048                27,103              27,089                26,938
   Diluted                                                27,149                27,239              27,182                27,241


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Emerson Radio News Release                                                Page 4




                      EMERSON RADIO CORP. AND SUBSIDIARIES
                       CONSOLIDATED SUMMARY BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                     December 31,                March 31,
                                                                                         2005                       2005
                                                                                ----------------------    -------------------
                                                                                    (Unaudited)
Cash and cash equivalents                                                        $        16,383           $        7,437
Accounts receivable                                                                       26,691                   17,484
Inventory                                                                                 38,513                   38,156
Other current assets                                                                       6,269                   38,938
                                                                                ----------------------    -------------------
     TOTAL CURRENT ASSETS                                                                 87,856                  102,015
Property and equipment                                                                     2,560                    2,292
Other assets                                                                               7,363                   26,861
                                                                                ----------------------    -------------------
     TOTAL ASSETS                                                                $        97,779           $      131,168
                                                                                ======================    ===================
Current liabilities                                                              $        28,093           $       45,899
Long-term borrowings                                                                         597                   14,970
Minority interest in discontinued operations                                                 ---                   16,696
Stockholders' equity                                                                      69,089                   53,603
                                                                                ----------------------    -------------------
     TOTAL LIABILITIES AND EQUITY                                                $        97,779           $      131,168
                                                                                ======================    ===================


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